EXHIBIT 3.1 - Certificate and Restated Articles of Incorporation of First West Virginia Bancorp, Inc.

I, Natalie E. Tennant, Secretary of State of the

State of West Virginia, hereby certify that

Restated Articles of Incorporation of

FIRST WEST VIRGINIA BANCORP, INC.

are filed in my office as required by the provisions of the West Virginia Code and are found to conform to law. Therefore, I issue this

RESTATED CERTIFICATE OF INCORPORATION

Given under my hand and the Great Seal of the State of West Virginia on this day of May 18, 2015
/s/ Natalie E. Tennant
Secretary of State

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

FIRST WEST VIRGINIA BANCORP, INC.

FIRST WEST VIRGINIA BANCORP, INC., a corporation heretofore organized and operating under the laws of West Virginia, does hereby AMEND and RESTATE its Articles of Incorporation in their entirety, superseding all prior statements of such Articles, such Amended and Restated Articles of Incorporation to read in their entirety as follows:

ARTICLE I, Name: The name of this corporation is FIRST WEST VIRGINIA BANCORP, INC.

ARTICLE II, Duration: The period of duration of the corporation shall be perpetual.

ARTICLE III, Purposes: (a) To do and transact any and all lawful business for which corporations may be incorporated under the provisions of the West Virginia Corporations Act (W.Va. Code Chapter 31, Article 1, as amended).

(b) To do everything necessary, proper, advisable or convenient for the accomplishment of the foregoing purposes, and to do all other things incidental to them or connected with them that are not forbidden by the West Virginia Corporations Act, by any other law, or by these Amended and Restated Articles of Incorporation.

ARTICLE IV, Stock: The amount of the total authorized capital stock of said corporation shall be ten million dollars ($10,000,000.00), which shall be divided into two million (2,000,000) shares of the par value of five dollars ($5.00) each.

Pre-emptive rights are denied.

The corporation may issue shares, option rights, securities having conversion or option rights and any other securities of any class without first offering them to shareholders of any class or classes.

ARTICLE V, Principal Office: The principal office of this corporation shall be at 1701 Warwood Avenue, Wheeling, West Virginia. Ronald L. Solomon, president of the corporation, or his successor, is hereby appointed as the person to receive service of process at that location.

ARTICLE VI, Directors: The Board of Directors (“Board”) shall consist of not less than five (5) nor more than twenty-five (25) shareholders who need not be residents of the

State of West Virginia, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board at any meeting thereof; provided, however, that a majority of the full Board may not increase the number of directors to a number which: (a) exceeds by more than two (2) the numbers of directors last elected by shareholders where such number was fifteen (15) or less; or (b) exceeds by more than four (4) the number of directors last elected by shareholders where such number was sixteen (16) or more, but in no event shall the number of directors exceed twenty-five (25).

IN WITNESS WHEREOF First West Virginia Bancorp, Inc., acting by and through its duly authorized officers, does execute the foregoing Amended and Restated Articles of Incorporation and with respect to such Amended and Restated Articles of Incorporation does state as follows: That at the regular annual meeting of the shareholders, held April 12, 2011 pursuant to proper notice and in accordance with the bylaws, at which meeting a quorum was present and voting throughout, the foregoing Amended and Restated Articles of Incorporation were duly adopted by the shareholders in the manner required by the West Virginia Business Corporation Act and by the Articles of Incorporation of First West Virginia Bancorp, Inc. upon receiving the affirmative vote of the holders of a majority of the votes cast; that as of the date of such meeting 1,652,814 shares of the corporation’s stock were issued and outstanding, of which 1,387,661 shares were present at the meeting either in person or by proxy; that 1,280,573 shares were cast in favor of the amendment, 59,331 shares were cast against the amendment, and 47,757 shares abstained from voting on the amendment; and that such Amended and Restated Articles of Incorporation do not provide for an exchange, reclassification or cancellation of issued shares or effect a change in the amount of stated capital.

FIRST WEST VIRGINIA BANCORP, INC.

By:	/s/ William G. Petroplus
William G. Petroplus
Its:	President and Chief Executive Officer

This instrument prepared by:

Amy J. Tawney, Attorney at Law

BOWLES RICE LLP

600 Quarrier Street

Charleston, West Virginia 25301

(304) 347-1123

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